Exhibit 3.2

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made as of January 19, 2018, by and among Carolina Complete Health Network, Inc., a Delaware corporation (the “Company”), the entities that have purchased shares of the Company’s Class P Common Stock, par value $0.01 per share (the “Class P Common Stock”) and have delivered a counterpart signature page hereto (the “CHC Investors”) and the natural persons that have purchased a share of Class P Common Stock and have delivered a counterpart signature page hereto (the “Provider Investors” and, together with the CHC Investors, the “Stockholders”).

RECITALS

WHEREAS, the Company and the CHC Investors are parties to certain subscription agreements pursuant to which the CHC Investors have subscribed to purchase shares of the Company’s Class P Common Stock in a private placement intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D promulgated thereunder;

WHEREAS, the Company and the Provider Investors are parties to certain subscription agreements pursuant to which the Provider Investors have each subscribed to purchase a share of Class P Common Stock in a public offering intended to be exempt from registration under the Securities Act pursuant to Regulation A promulgated thereunder; and

WHEREAS, in order to induce the Company to enter into such subscription agreements and to induce the Stockholders to invest funds in the Company pursuant to such subscription agreements, the parties desire to enter into this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.  RESTRICTIONS ON TRANSFER.

1.1  Limitations on Disposition. Except as otherwise explicitly permitted herein, no Stockholder holding of record shares of Class P Common Stock, or any shares of capital stock of the Company issued as a dividend or other distribution with respect thereto (collectively, the “Securities”), may transfer, assign, pledge or otherwise dispose of or encumber any of the Securities or any interest therein. Any such purported transfer, assignment, pledge, disposition or encumbrance shall be null and void ab initio and of no force or effect.

1.2  Legend. Each certificate, instrument or book entry representing shares of Class P Common Stock held by the Stockholders shall be notated with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS PROHIBITED BY THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS’ AGREEMENT BY AND AMONG THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER HOLDERS OF STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.

Each Stockholder agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares notated with the legend referred to in this Section 1.2 above to enforce the provisions of this Agreement, and the Company agrees to promptly do so. The legend shall be removed upon termination of this Agreement at the request of the Stockholder.

2.  SUSPENSION FROM VOTING. During any period (a) that a Provider Investor’s license or approval to practice is suspended by the North Carolina Medical Board or (b) following the date on which any Stockholder has experienced an event that would trigger a redemption right under Section 3 hereof, such Stockholder agrees that he, she or it shall not vote on any matter submitted to the holders of Class P Common Stock, and he, she or it hereby grants a proxy, irrevocable and coupled with an interest, for the duration of any such period, to any duly appointed representative of the Company to vote any Securities held by such Stockholder on any matter so submitted. If any such granted proxy expires pursuant to applicable law during the period in which such suspension or redemption right remains in effect, then the granting Stockholder agrees that a subsequent, identical proxy shall be granted and remain in effect in accordance with the terms of this Paragraph 2.

3.  REDEMPTION.

3.1  Optional Redemption.

3.1.1  If at any time a Provider Investor is (i) no longer licensed (if a physician or physician assistant) or approved (if a nurse practitioner) to practice pursuant to Article I, Chapter 90 of the North Carolina General Statutes, (ii) no longer party to an existing participating provider agreement (a “Provider Agreement”) with the Company and Carolina Complete Health, Inc. (“CCH”) or bound as a “Contracted Provider” (as defined therein) by an existing Provider Agreement between the Company, CCH and a “Provider” (as defined therein) by which he or she is employed or with which he or she has a contractual relationship or (iii) deceased, then the Company, by written notice to such Provider Investor in accordance with the terms hereof, or if applicable, to his or her estate or heirs, may elect to redeem, at any time after such triggering event, regardless of when notice of such redemption may occur, using funds legally available therefor, all Class P Common Stock held by such Provider Investor at a price equal to the fair market value of a share of Class P Common Stock based on the most recent valuation of the Company, which valuations are to occur at least annually, as determined by the Board of Directors.

3.1.2  If at any time a CHC Investor (i) undergoes a liquidation, dissolution or other similar cessation of operations, (ii) except in the case of the North Carolina Community Health Center Association, is no longer a health center member of the Carolina Medical Home Network – IPA or its successor organization or (iii) is no longer party to an existing Provider Agreement or bound as a “Contracted Provider” by an existing Provider Agreement between the Company, CCH and a “Provider” with which it has a contractual relationship, then the Company, by written notice to such CHC Investor in accordance with the terms hereof, may elect to redeem, using funds legally available therefor, all Class P Common Stock held by such CHC Investor at a per share price equal to the fair market value of a share of Class P Common Stock based on the most recent valuation of the Company, which valuations are to occur at least annually, as determined by the Board of Directors.

3.2  Mandatory Redemption.

3.2.1  Termination of Joint Venture. If the joint venture contemplated by that certain Amended and Restated Joint Venture Agreement by and among Centene Corporation, Centene Health Plan Holdings, Inc., North Carolina Medical Society and the Company, dated August 25, 2017, as may be amended from time to time (the “Joint Venture Agreement”), is not consummated pursuant to the terms of the Joint Venture Agreement, the Company, by written notice to each Stockholder in accordance with the terms hereof, shall redeem, using funds legally available therefor and subject to the exercise of any contractual right of the Company to use its funds for another specified purpose, all Class P Common Stock held by such Stockholders for an amount equal to $750.00 (as adjusted for any stock split or other recapitalization or reclassification effected after the date hereof, but not adjusted for any dividends declared with respect to such stock) per share. If the Company, in its sole discretion, determines that funds are insufficient to redeem all shares of Class P Common Stock held by all Stockholders for such amount, the Company shall redeem all shares of Class P Common Stock held by such Stockholders for a price that is reduced ratably in proportion to the respective amounts that would otherwise be payable in connection with such redemption if all amounts payable with respect to such shares were paid in full.

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3.2.2  Forced Sale of Company Held Stock. In the event that the Company becomes obligated to sell all of its units of the partnership that is the direct parent entity of CCH pursuant to the Joint Venture Agreement, the Company, by written notice to each Stockholder in accordance with the terms hereof, shall redeem, using funds legally available therefor, all Class P Common Stock held by such Stockholders for a per share amount equal to the aggregate drag-along premium received by the Company under the Joint Venture Agreement divided by the number of shares of Class P Common Stock then outstanding.

3.3  Mechanics of Redemption.

3.3.1  Redemption Notice. The Company shall send written notice of a redemption (the “Redemption Notice”) to each holder of record of Class P Common Stock subject to such redemption not less than thirty (30) days prior to the effective date of such redemption (the “Redemption Date”). Each Redemption Notice shall state (i) the number of shares of Class P Common Stock held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice, (ii) the Redemption Date and the applicable redemption price and (iii) for holders of shares in certificated form, that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Class P Common Stock to be redeemed.

3.3.2  Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Class P Common Stock to be redeemed on such Redemption Date shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the applicable redemption price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Class P Common Stock represented by a certificate are redeemed, a new certificate, instrument or book entry representing the unredeemed shares of Class P Common Stock shall promptly be issued to such holder.

3.3.3  Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the applicable redemption price payable upon redemption of the shares of Class P Common Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Class P Common Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Class P Common Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the applicable redemption price without interest upon surrender of any such certificate or certificates therefor.

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4.  GENERAL PROVISIONS.

4.1  Stockholder List. The Company shall at all times maintain at its principal offices a list of all parties to this Agreement, which list shall be made available for inspection by any stockholder of the Company during regular business hours of the Company.

4.2  Entire Agreement. This Agreement and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as each may be amended from time to time (together, the “Governing Documents”), constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Governing Document, the Stockholders and the Company shall, to the extent permitted by applicable law, amend such Governing Document to comply with the provisions of this Agreement.

4.3  Several Obligations. All obligations of the parties under this Agreement shall be several and not joint and, except as otherwise set forth herein, in no event shall a party have any liability or obligation with respect to the acts or omissions of any other party to this Agreement.

4.4  Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

4.5  Notices. All notices and other communications given or made to the Company pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) the date sent by facsimile, electronic mail or other similar transmission (with confirmation of transmission) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Such communications must be sent to the Company at the following address:

If to the Company:	With a copy to (which shall not constitute notice):
Carolina Complete Health Network, Inc.	Smith, Anderson, Blount, Dorsett, Mitchell &
222 N. Person Street	Jernigan, L.L.P.
Suite 010	Wells Fargo Capitol Center
Raleigh, NC 27601	150 Fayetteville Street, Suite 2300
Attention: Jeffrey W. Runge	Raleigh, NC 27601
E-Mail: jrunge@cch-network.com	Attention: Amy S. Wallace
Attention: Network Relations	E-Mail: awallace@smithlaw.com
E-Mail: networkrelations@cch-network.com

Each Stockholder explicitly consents to receive all notices, requests, consents, claims, demands, waivers and other communications by e-mail, sent to such Stockholder’s e-mail address of record as set forth in this Agreement or as otherwise from time to time changed or updated and disclosed to the Company, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.

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4.6  Assignment. The rights and obligations under this Agreement are not assignable by any Stockholder.

4.7  Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the shares of Class P Common Stock. Any amendment or waiver effected in accordance with this Section 4.7 will be binding upon the Company, the Stockholders and each future holder of any Securities.

4.8  Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

4.9  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

4.10  Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.11  Dispute Resolution. Each party (a) hereby irrevocably and unconditionally submits to the personal jurisdiction of the state courts of North Carolina and to the jurisdiction of the United States District Court for the Eastern District of North Carolina for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) shall not commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of North Carolina or the United States District Court for the Eastern District of North Carolina; and (c) hereby waives, and shall not assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject to the personal jurisdiction of the state courts of North Carolina or the United States District Court for the Eastern District of North Carolina, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement, or the subject matter hereof and thereof may not be enforced in or by such court.

4.12  Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Exchange and delivery of this Agreement by exchange of electronic copies (with originals to follow) bearing the signature of a party shall constitute a valid and binding execution and delivery by such party. Such electronic copies shall constitute legally enforceable original documents.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMPANY

CAROLINA COMPLETE HEALTH NETWORK, INC.

By:	/s/ Jeffrey Runge
Name:
Title:

[Signature Page to Stockholders’ Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PROVIDER INVESTOR

Name:

Email Address

[Signature Page to Stockholders’ Agreement]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

CHC INVESTOR

By:
Name:
Title:

Email Address

[Signature Page to Stockholders’ Agreement]

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